Exhibit 99.1

NEWS RELEASE

1583 S. 1700 E. ● Vernal, UT 84078 ● (435)789-0594

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Announces Additional
Drill-N-Ream® Sales

•	DTI purchases of the Drill-N-Ream® exceed minimum new tool order requirement

•	Successful Drill-N-Ream runs completed in Canada

VERNAL, UT, October 10, 2016 — Superior Drilling Products, Inc. (NYSE MKT: SDPI) (“SDP” or the “Company”), a designer and manufacturer of drilling tool technologies, today announced that its distribution partner, Drilling Tools International, Inc. ("DTI") has exceeded its minimum requirement for tool orders of $2 million.

The initial distribution agreement signed in May 2016 required a minimum order of $1.5 million of Drill-N-Ream tools by September 30, 2016. The geographic area and minimum purchase requirements were expanded in August to include the entire U.S. and Canada with an additional $0.5 million of required tool purchases.

DTI exceeded its requirements, purchasing $2.3 million in tools as of the end of third quarter. And, DTI has ordered approximately an additional $580 thousand of tools in the first two weeks of October. DTI’s order levels reflect strong end-user demand for the tools.

Troy Meier, CEO of SDP commented, “The value of the Drill-N-Ream is clearly resonating with operators. We believe that by partnering with DTI, we are able to quickly capitalize on the necessity for operators to reduce their oil and natural gas production costs to compete effectively at current commodity prices. DTI has had our tool successfully tested in Canada and are adding sales personnel to their team to address the growing interest in the Drill-N-Ream throughout the U.S. and Canada, to ensure they meet their market share requirements to maintain exclusivity.”

About Superior Drilling Products, Inc.
Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs, sells and rents drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patent-pending StriderTM Drill String Oscillation System. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field services company. SDP operates a state-of-the-art drill tool fabrication facility, manufacturing for its customer’s custom products and solutions for the drilling industry. The Company’s strategy is to leverage its technological expertise in drill tool technology and innovative, precision machining to broaden its drill tool technology offerings for rent or sale, while operating an effective sales and logistics infrastructure through which it can provide proprietary tools to exploration and production companies, oilfield services companies and rental tool companies.

Additional information about the Company can be found at its website: www.sdpi.com.

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Superior Drilling Products, Inc. Announces Additional Drill-N-Ream® Sales
October 10, 2016

Cautionary Statement Regarding Forward Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than historical facts, that address activities (including about the Pending Acquisition) that the Company assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the Company’s management. Information concerning these risks and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K, available on the Company’s website or the SEC's website at www.sec.gov.

For more information, contact investor relations:

Deborah K. Pawlowski / Garett K. Gough
Kei Advisors LLC
(716) 843-3908 / (716) 846-1352
dpawlowski@keiadvisors.com / ggough@keiadvisors.com

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